Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES THIRD QUARTER 2020 RESULTS

●	3Q20 EPS of $1.63 vs. $0.84 in 3Q19
●	3Q20 Net Income of $70.9 million vs. $36.2 million in 3Q19
●	3Q20 EBITDA of $134.7 million vs. $89.1 million in 3Q19
●	Year-over-year increase in consolidated operating income driven primarily by China service strength
●	Available borrowings of approximately $519 million at quarter end and leverage ratio per debt agreements of 2.4x

HONOLULU, Hawaii (November 2, 2020) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $70.9 million, or $1.63 per diluted share, for the quarter ended September 30, 2020. Net income for the quarter ended September 30, 2019 was $36.2 million, or $0.84 per diluted share. Consolidated revenue for the third quarter 2020 was $645.2 million compared with $572.1 million for the third quarter 2019.

For the nine months ended September 30, 2020, Matson reported net income of $107.5 million, or $2.48 per diluted share compared with $67.1 million, or $1.55 per diluted share in 2019. Consolidated revenue for the nine month period ended September 30, 2020 was $1,683.2 million, compared with $1,662.4 million in 2019.

“Matson’s businesses continued to perform well in the third quarter despite the ongoing challenges from the COVID-19 pandemic and related economic effects,” said Chairman and Chief Executive Officer Matt Cox. “Our China service, consisting of the CLX and CLX+ services, was the primary driver of the increase in consolidated operating income year-over-year as a result of strong demand for our expedited ocean services and ongoing challenges in the transpacific air freight markets. I am confident that we can make the CLX+ a permanent service because of Matson’s fifteen-year track record of operating our industry leading expedited CLX service in the transpacific tradelane, the introduction of our new Alaska-to-Asia Express (AAX) service for Alaska seafood exports to Asia as part of the CLX+ westbound return trip to China, and the likelihood of continued favorable transpacific tradelane supply and demand dynamics going forward.”

Mr. Cox added, “In our other core tradelanes, we saw an improvement in freight volume in each of the tradelanes from the levels achieved in the second quarter during the height of the COVID-19 pandemic as freight demand improved with the reopening of local economies. Hawaii volume approached the level achieved in the prior year quarter, although continued restrictions on tourism and a second shelter-in-place order in the latter half of the third quarter weighed on freight demand. In Alaska and Guam, we saw modestly higher year-over-year volume growth. Logistics operating income increased year-over-year as the continued reopening of the U.S. economy led to improved performance in all of the business lines. We also continued to achieve cost benefits from our previously-announced cost management initiatives. For the fourth quarter of 2020, we expect our businesses to continue to perform well and to generate strong financial results.”

Third Quarter 2020 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the third quarter 2020 was 0.8 percent lower year-over-year primarily due to lower volume from the state’s COVID-19 mitigation efforts including restrictions on tourism and a second shelter-in-place order that took effect in August. The State of Hawaii recently eased visitor travel restrictions to the islands, but the levels of tourism are expected to remain low in the near-term and to have a meaningfully negative impact on Hawaii’s economy.

In China, the Company’s container volume in the third quarter 2020 was 124.7 percent higher year-over-year primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of increased capacity in the tradelane. Matson continued to realize a rate premium in the third quarter 2020 and achieved average freight rates that were higher than in the year ago period. The Company expects increased consumption of e-commerce and other commodities along with potential further disruption in air cargo markets to continue to provide opportunities for its CLX and CLX+ expedited ocean services.

In Guam, the Company’s container volume in the third quarter 2020 was 2.1 percent higher primarily due to increased demand for home improvement and government cargo. In the near-term, we expect depressed tourism levels to have a negative impact on the Guam economy.

In Alaska, the Company’s container volume for the third quarter 2020 increased 1.5 percent year-over-year primarily due to higher southbound volume as a result of stronger seafood volume compared to the prior year, partially offset by modestly lower northbound volume. The Alaska economy continues to recover from the second quarter low, but residual negative economic effects from the COVID-19 pandemic coupled with a low oil price environment is expected to have a negative impact on Alaska’s economy in the near-term.

The contribution in the third quarter 2020 from the Company’s SSAT joint venture investment was $7.7 million, or $0.7 million lower than the third quarter 2019. The decrease was primarily due to lower lift volume.

Logistics: In the third quarter 2020, operating income for the Company’s Logistics segment was $11.9 million, or $0.6 million higher compared to the operating income achieved in the third quarter 2019. The increase was due primarily to improved performance in all of the business lines (i.e., transportation brokerage, freight forwarding, warehousing and distribution, and supply chain management and other services) driven by the continued reopening of the U.S. economy. In the near-term, we expect the elevated consumption of e-commerce and other high demand goods to benefit most of the business lines.

For the fourth quarter of 2020, the Company expects its businesses to continue to perform well and to generate strong financial results.

Results By Segment

Ocean Transportation — Three months ended September 30, 2020 compared with 2019

	Three Months Ended September 30,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$498.3	$437.2	$61.1	14.0%
Operating costs and expenses	(411.8)	(393.3)	(18.5)	4.7%
Operating income	$86.5	$43.9	$42.6	97.0%
Operating income margin	17.4%	10.0%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	36,400	36,700	(300)	(0.8)%
Hawaii automobiles	12,900	15,700	(2,800)	(17.8)%
Alaska containers	19,700	19,400	300	1.5%
China containers	38,200	17,000	21,200	124.7%
Guam containers	4,800	4,700	100	2.1%
Other containers (2)	4,600	4,400	200	4.5%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $61.1 million during the three months ended September 30, 2020, compared with the three months ended September 30, 2019. The increase was primarily due to higher freight revenue in the China service, including revenue associated with the CLX+, partially offset by lower fuel-related surcharge revenue and lower revenue in the Hawaii service.

On a year-over-year FEU basis, Hawaii container volume decreased 0.8 percent primarily due to lower volume from the state’s COVID-19 mitigation efforts including restrictions on tourism and a second shelter-in-place order that took effect in August; Alaska volume increased 1.5 percent primarily due to higher southbound volume as a result of stronger seafood volume compared to the prior year, partially offset by modestly lower northbound volume; China volume was 124.7 percent higher primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of Matson’s increased capacity in the tradelane; Guam volume was 2.1 percent higher primarily due to increased demand for home improvement and government cargo; and Other containers volume increased 4.5 percent.

Ocean Transportation operating income increased $42.6 million, or 97.0 percent, during the three months ended September 30, 2020, compared with the three months ended September 30, 2019. The increase was primarily due to a higher contribution from the China service, including the contribution from the CLX+, lower vessel operating costs, including the impact of one less vessel operating in the Hawaii service, and the timing of fuel-related surcharge collections, partially offset by a lower contribution from the Hawaii service and higher general and administrative expenses.

The Company’s SSAT terminal joint venture investment contributed $7.7 million during the three months ended September 30, 2020, compared to a contribution of $8.4 million during the three months ended September 30, 2019. The decrease was primarily due to lower lift volume.

Ocean Transportation — Nine months ended September 30, 2020 compared with 2019

	Nine Months Ended September 30,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$1,310.0	$1,250.5	$59.5	4.8%
Operating costs and expenses	(1,173.3)	(1,177.5)	4.2	(0.4)%
Operating income	$136.7	$73.0	$63.7	87.3%
Operating income margin	10.4%	5.8%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	108,100	109,300	(1,200)	(1.1)%
Hawaii automobiles	34,400	49,400	(15,000)	(30.4)%
Alaska containers	55,000	54,600	400	0.7%
China containers	78,500	47,100	31,400	66.7%
Guam containers	13,900	14,600	(700)	(4.8)%
Other containers (2)	12,600	12,700	(100)	(0.8)%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $59.5 million, or 4.8 percent, during the nine months ended September 30, 2020, compared with the nine months ended September 30, 2019. The increase was primarily due to higher freight revenue in the China service, including revenue associated with the CLX+, partially offset by lower revenue in the Hawaii service and lower fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume decreased 1.1 percent primarily due to lower volume as a result of the state’s COVID-19 mitigation efforts including restrictions on tourism, partially offset by volume associated with the dry-docking of one of Pasha’s vessels; Alaska volume increased by 0.7 percent primarily due to higher northbound volume, including volume associated with the dry-docking of a competitor’s vessel, partially offset by modestly lower southbound volume; China volume was 66.7 percent higher primarily due to volume from the CLX+ service; Guam volume was 4.8 percent lower primarily due to lower demand for retail-related goods resulting from the COVID-19 pandemic and its related effects; and Other container volume decreased 0.8 percent.

Ocean Transportation operating income increased $63.7 million, or 87.3 percent, during the nine months ended September 30, 2020, compared with the nine months ended September 30, 2019. The increase was primarily due to a higher contribution from the China service, including the contribution from the CLX+, and lower vessel operating costs, including the impact of one less vessel operating in the Hawaii service, partially offset by a lower contribution from the Hawaii service.

The Company’s SSAT terminal joint venture investment contributed $15.4 million during the nine months ended September 30, 2020, compared to a contribution of $17.8 million during the nine months ended September 30, 2019. The decrease was largely attributable to lower lift volume.

Logistics — Three months ended September 30, 2020 compared with 2019

	Three Months Ended September 30,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$146.9	$134.9	$12.0	8.9%
Operating costs and expenses	(135.0)	(123.6)	(11.4)	9.2%
Operating income	$11.9	$11.3	$0.6	5.3%
Operating income margin	8.1%	8.4%

Logistics revenue increased $12.0 million, or 8.9 percent, during the three months ended September 30, 2020, compared with the three months ended September 30, 2019. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $0.6 million, or 5.3 percent, for the three months ended September 30, 2020, compared with the three months ended September 30, 2019. The increase was due primarily to a higher contribution from transportation brokerage.

Logistics — Nine months ended September 30, 2020 compared with 2019

	Nine Months Ended September 30,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$373.2	$411.9	$(38.7)	(9.4)%
Operating costs and expenses	(347.3)	(381.2)	33.9	(8.9)%
Operating income	$25.9	$30.7	$(4.8)	(15.6)%
Operating income margin	6.9%	7.5%

Logistics revenue decreased $38.7 million, or 9.4 percent, during the nine months ended September 30, 2020, compared with the nine months ended September 30, 2019. The decrease was primarily due to lower transportation brokerage and freight forwarding revenue.

Logistics operating income decreased $4.8 million, or 15.6 percent, for the nine months ended September 30, 2020, compared with the nine months ended September 30, 2019. The decrease was due primarily to lower contributions from transportation brokerage and freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $8.5 million from $21.2 million at December 31, 2019 to $12.7 million at September 30, 2020. Matson generated net cash from operating activities of $270.8 million during the nine months ended September 30, 2020, compared to $180.4 million during the nine months ended September 30, 2019. Capital expenditures, including capitalized vessel construction expenditures, totaled $111.3 million for the nine months ended September 30, 2020, compared with $171.4 million for the nine months ended September 30, 2019. Total debt decreased by $134.8 million during the nine months to $823.6 million as of September 30, 2020, of which $770.2 million was classified as long-term debt.

Matson’s Net Income and EBITDA were $123.1 million and $328.4 million, respectively, for the twelve months ended September 30, 2020. The ratio of Matson’s Net Debt to last twelve months EBITDA was 2.5 as of September 30, 2020.

As of September 30, 2020 Matson had available borrowings under its revolving credit facility of $518.9 million and a leverage ratio per the amended debt agreements of 2.4x.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.23 per share payable on December 3, 2020 to all shareholders of record as of the close of business on November 12, 2020.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Senior Vice President and Chief Financial Officer, will discuss Matson’s third quarter results.

Date of Conference Call:	Monday, November 2, 2020
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through November 9, 2020 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 8075505. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates two premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, confidence in making the CLX+ service permanent, contributions of the AAX service to Alaska volume and consolidated operating income, transpacific tradelane supply and demand dynamics, increasing consumption of e-commerce and other commodities, consumer spending, transpacific air cargo capacity, transpacific ocean cargo capacity, operational changes and cost management initiatives, tourism, impacts of the COVID-19 pandemic, cash flow expectations and uses of cash and cash flows, operating cost savings, fleet renewal progress, vessel deployments and operating efficiencies, vessel transit times, fuel strategy and scrubber program, organic growth opportunities, economic effects of competitors’ services, demand and volume levels in the China service and in the Hawaii, Alaska and Guam tradelanes, economic growth and drivers in Hawaii, Alaska and Guam, Sand Island terminal upgrades, lift volumes at SSAT, debt leverage levels, capital expenditures and potential savings, and the likelihood and severity of recession or an extended downturn. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; increases in vessel charter rates or fuel costs, inability to recharter vessels, strains on moving cargo through our terminals, or limitations on the availability of adequate equipment; the magnitude and timing of the impact of public health crises, including COVID-19; the ability of the NASSCO shipyard to construct and deliver Matsonia on the contemplated timeframe; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2020	2019	2020	2019
Operating Revenue:
Ocean Transportation	$498.3	$437.2	$1,310.0	$1,250.5
Logistics	146.9	134.9	373.2	411.9
Total Operating Revenue	645.2	572.1	1,683.2	1,662.4

Costs and Expenses:
Operating costs	(495.8)	(472.6)	(1,370.4)	(1,412.5)
Income from SSAT	7.7	8.4	15.4	17.8
Selling, general and administrative	(58.7)	(52.7)	(165.6)	(164.0)
Total Costs and Expenses	(546.8)	(516.9)	(1,520.6)	(1,558.7)

Operating Income	98.4	55.2	162.6	103.7
Interest expense	(5.7)	(6.2)	(22.5)	(16.9)
Other income (expense), net	2.4	(0.5)	4.5	0.9
Income before Income Taxes	95.1	48.5	144.6	87.7
Income taxes	(24.2)	(12.3)	(37.1)	(20.6)
Net Income	$70.9	$36.2	$107.5	$67.1

Basic Earnings Per Share	$1.65	$0.84	$2.50	$1.57
Diluted Earnings Per Share	$1.63	$0.84	$2.48	$1.55

Weighted Average Number of Shares Outstanding:
Basic	43.1	42.9	43.0	42.8
Diluted	43.5	43.3	43.4	43.2

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(In millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$12.7	$21.2
Other current assets	276.9	268.4
Total current assets	289.6	289.6
Long-term Assets:
Investment in SSAT	55.2	76.2
Property and equipment, net	1,614.6	1,598.1
Goodwill	327.8	327.8
Intangible assets, net	194.7	202.9
Other long-term assets	324.8	350.8
Total long-term assets	2,517.1	2,555.8
Total assets	$2,806.7	$2,845.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$53.4	$48.4
Other current liabilities	400.2	388.3
Total current liabilities	453.6	436.7
Long-term Liabilities:
Long-term debt, net of deferred loan fees	754.5	910.0
Deferred income taxes	370.9	337.6
Other long-term liabilities	335.9	355.4
Total long-term liabilities	1,461.3	1,603.0

Total shareholders’ equity	891.8	805.7
Total liabilities and shareholders’ equity	$2,806.7	$2,845.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(In millions)	2020	2019
Cash Flows From Operating Activities:
Net income	$107.5	$67.1
Reconciling adjustments:
Depreciation and amortization	84.5	73.4
Amortization of operating lease right of use assets	53.1	52.3
Deferred income taxes	33.5	21.9
Share-based compensation expense	12.0	8.7
Income from SSAT	(15.4)	(17.8)
Distribution from SSAT	37.9	14.7
Other	0.5	(1.5)
Changes in assets and liabilities:
Accounts receivable, net	(28.9)	(0.2)
Deferred dry-docking payments	(11.1)	(17.9)
Deferred dry-docking amortization	17.8	25.9
Prepaid expenses and other assets	19.6	25.3
Accounts payable, accruals and other liabilities	24.0	(11.7)
Operating lease liabilities	(53.7)	(51.7)
Other long-term liabilities	(10.5)	(8.1)
Net cash provided by operating activities	270.8	180.4

Cash Flows From Investing Activities:
Capitalized vessel construction expenditures	(57.8)	(108.7)
Other capital expenditures	(53.5)	(62.7)
Proceeds from disposal of property and equipment	15.7	3.1
Cash deposits into Capital Construction Fund	(97.1)	(68.2)
Withdrawals from Capital Construction Fund	97.1	68.2
Net cash used in investing activities	(95.6)	(168.3)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	325.5	—
Repayments of debt	(204.2)	(28.4)
Proceeds from revolving credit facility	547.4	383.3
Repayments of revolving credit facility	(803.5)	(328.3)
Payment of financing costs	(18.5)	—
Proceeds from issuance of capital stock	0.1	0.1
Dividends paid	(29.1)	(27.7)
Tax withholding related to net share settlements of restricted stock units	(5.6)	(3.3)
Net cash used in financing activities	(187.9)	(4.3)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(12.7)	7.8
Cash, Cash Equivalents and Restricted Cash, Beginning of the Period	28.4	24.5
Cash, Cash Equivalents and Restricted Cash, End of the Period	$15.7	$32.3

Reconciliation of Cash, Cash Equivalents and Restricted Cash, End of the Period:
Cash and Cash Equivalents	$12.7	$23.6
Restricted Cash	3.0	8.7
Total Cash, Cash Equivalents and Restricted Cash, End of the Period	$15.7	$32.3

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$22.4	$16.8
Income tax (refunds) and payments, net	$(18.0)	$(25.7)

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$5.9	$9.8

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

September 30,
(In millions)	2020
Total Debt (1):	$823.6
Less: Cash and cash equivalents	(12.7)
Net Debt	$810.9

EBITDA RECONCILIATION

	Three Months Ended
	September 30,			Last Twelve
(In millions)	2020	2019	Change	Months
Net Income	$70.9	$36.2	$34.7	$123.1
Add: Income taxes	24.2	12.3	11.9	41.6
Add: Interest expense	5.7	6.2	(0.5)	28.1
Add: Depreciation and amortization	27.9	25.7	2.2	109.4
Add: Dry-dock amortization	6.0	8.7	(2.7)	26.2
EBITDA (2)	$134.7	$89.1	$45.6	$328.4

	Nine Months Ended
	September 30,
(In millions)	2020	2019	Change
Net Income	$107.5	$67.1	$40.4
Add: Income taxes	37.1	20.6	16.5
Add: Interest expense	22.5	16.9	5.6
Add: Depreciation and amortization	82.5	72.8	9.7
Add: Dry-dock amortization	17.8	25.9	(8.1)
EBITDA (2)	$267.4	$203.3	$64.1

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.